Exhibit 2

REDHILL BIOPHARMA LTD.

CONDENSED INTERIM FINANCIAL INFORMATION

(UNAUDITED)

JUNE 30, 2016

REDHILL BIOPHARMA LTD.

CONDENSED INTERIM FINANCIAL INFORMATION

(UNAUDITED)

JUNE 30, 2016

REDHILL BIOPHARMA LTD.

CONDENSED INTERIM STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
	U.S. dollars in thousands

REVENUES	1	1	1	2
RESEARCH AND DEVELOPMENT EXPENSES, net	6,031	5,090	10,707	8,919
GENERAL, ADMINISTRATIVE AND BUSINESS DEVELOPMENT EXPENSES	1,164	801	2,391	1,728
OPERATING LOSS	7,194	5,890	13,097	10,645
FINANCIAL INCOME	666	167	1,025	91
FINANCIAL EXPENSES	24	873	4	684
FINANCIAL EXPENSES (INCOME), net	(642)	706	(1,021)	593
LOSS AND COMPREHENSIVE LOSS	6,552	6,596	12,076	11,238
LOSS PER ORDINARY SHARE (U.S. dollars):
Basic	0.05	0.07	0.09	0.12
Diluted	0.06	0.07	0.10	0.12

The accompanying notes are an integral part of these condensed financial statements.

REDHILL BIOPHARMA LTD.

CONDENSED INTERIM STATEMENTS OF FINANCIAL POSITION

(Unaudited)

	June 30,	December 31,
	2016	2015
	U.S. dollars in thousands
CURRENT ASSETS:
Cash and cash equivalents	3,424	21,516
Bank deposits	36,766	36,622
Financial assets at fair value through profit or loss	7,542	—
Prepaid expenses and receivables	2,180	2,372
	49,912	60,510
NON-CURRENT ASSETS:
Bank deposits	137	134
Fixed assets	148	124
Intangible assets	6,060	6,060
	6,345	6,318
TOTAL ASSETS	56,257	66,828

CURRENT LIABILITIES:
Accounts payable and accrued expenses	4,755	3,514
Payable in respect of intangible asset purchase	2,000	2,000

NON-CURRENT LIABILITIES:
Derivative financial instruments	522	1,237
TOTAL LIABILITIES	7,277	6,751

EQUITY:
Ordinary shares	344	343
Additional paid-in capital	120,730	120,621
Warrants	1,057	1,057
Accumulated deficit	(73,151)	(61,944)
TOTAL EQUITY	48,980	60,077

TOTAL LIABILITIES AND EQUITY	56,257	66,828

The accompanying notes are an integral part of these condensed financial statements.

(Continued) – 1

REDHILL BIOPHARMA LTD.

CONDENSED INTERIM STATEMENTS OF CHANGES IN EQUITY

(Unaudited)

	Ordinary	Additional		Accumulated	Total
	shares	paid-in capital	Warrants	deficit	equity
	U.S. dollars in thousands

BALANCE AT APRIL 1, 2016	343	120,631	1,057	(67,094)	54,937
CHANGES IN THE THREE-MONTH PERIOD ENDED JUNE 30, 2016:
Share-based compensation to employees and service providers	—	—	—	495	495
Exercise of options into ordinary shares	1	99	—	—	100
Comprehensive loss	—	—	—	(6,552)	(6,552)
BALANCE AT JUNE 30, 2016	344	120,730	1,057	(73,151)	48,980
BALANCE AT APRIL 1, 2015	271	79,099	1,057	(46,538)	33,889
CHANGES IN THE THREE-MONTH PERIOD ENDED JUNE 30, 2015:
Share-based compensation to employees and service providers		—	—	294	294
Exercise of options into ordinary shares	*	36	—	—	36
Comprehensive loss	—	—	—	(6,596)	(6,596)
BALANCE AT JUNE 30, 2015	271	79,135	1,057	(52,840)	27,623

*Represents amount less than $1 thousand.

The accompanying notes are an integral part of these condensed financial statements.

(Concluded) – 2

REDHILL BIOPHARMA LTD.

CONDENSED INTERIM STATEMENTS OF CHANGES IN EQUITY

(Unaudited)

		Additional
	Ordinary	paid-in		Accumulated	Total
	shares	capital	Warrants	deficit	equity
	U.S. dollars in thousands

BALANCE AT JANUARY 1, 2016	343	120,621	1,057	(61,944)	60,077
CHANGES IN THE SIX-MONTH PERIOD ENDED JUNE 30, 2016:
Share-based compensation to employees and service providers	—	—	—	869	869
Exercise of options into ordinary shares	1	109	—	—	110
Comprehensive loss	—	—	—	(12,076)	(12,076)
BALANCE AT JUNE 30, 2016	344	120,730	1,057	(73,151)	48,980
BALANCE AT JANUARY 1, 2015	240	65,461	1,528	(42,218)	25,011
CHANGES IN THE SIX-MONTH PERIOD ENDED JUNE 30, 2015
Share-based compensation to employees and service providers	—	—	—	616	616
Exercise of options into ordinary shares	*	36	—	—	36
Issuance of ordinary shares, net of expenses	31	13,167	—	—	13,198
Warrants expiration		471	(471)
Comprehensive loss	—	—	—	(11,238)	(11,238)
BALANCE AT JUNE 30, 2015	271	79,135	1,057	(52,840)	27,623

*Represents amount less than $1 thousand.

The accompanying notes are an integral part of these condensed financial statements.

REDHILL BIOPHARMA LTD.

CONDENSED INTERIM STATEMENTS OF CASH FLOWS

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
	U.S. dollars in thousands
OPERATING ACTIVITIES:
Comprehensive loss	(6,552)	(6,596)	(12,076)	(11,238)
Adjustments in respect of income and expenses not involving cash flow:
Share-based compensation to employees and service providers	495	294	869	616
Depreciation	11	8	21	17
Unrealized losses (gains) on derivative financial instruments	(514)	869	(715)	621
Fair value gains on financial assets at fair value through profit or loss	(54)	—	(62)	—
Revaluation of bank deposits	(89)	14	(147)	10
Exchange differences in respect of cash and cash equivalents	41	(114)	(41)	53
	(110)	1,071	(75)	1,317
Changes in assets and liability items:
Decrease (increase) in prepaid expenses and receivables	(248)	796	192	1,502
Increase in accounts payable and accrued expenses	1,173	49	1,241	367
	925	845	1,433	1,869
Net cash used in operating activities	(5,737)	(4,680)	(10,718)	(8,052)
INVESTING ACTIVITIES:
Purchase of fixed assets	(16)	(5)	(45)	(7)
Purchase of intangible assets	—	(1,500)	—	(1,575)
Change in investment in current bank deposits	(2,000)	5,000	—	(2,000)
Purchase of financial assets at fair value through profit or loss	(908)	—	(7,480)	—
Net cash provided by (used in) investing activities	(2,924)	3,495	(7,525)	(3,582)
FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares, net of expenses	—	—	—	13,198
Exercise of options into ordinary shares, net	100	36	110	36
Net cash provided by financing activities	100	36	110	13,234
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(8,561)	(1,149)	(18,133)	1,600
EXCHANGE DIFFERENCES ON CASH AND CASH EQUIVALENTS	(41)	114	41	(53)
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	12,026	8,474	21,516	5,892
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF PERIOD	3,424	7,439	3,424	7,439
Supplementary information on interest received in cash	4	54	15	80
Supplementary information on investing activities not involving cash flows - Purchase of intangible assets	—	—	—	2,000

The accompanying notes are an integral part of these condensed financial statements.

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (continued)

(Unaudited)

NOTE 1 - GENERAL:

a.	General

RedHill Biopharma Ltd. (the "Company") was incorporated in Israel on August 3, 2009. The Company is focused primarily on development and commercialization of late clinical-stage, proprietary, orally-administered, small molecule drug candidates for inflammatory and gastrointestinal diseases and cancer (the "Drug Candidates").

In February 2011, the Company listed its securities on the Tel-Aviv Stock Exchange (“TASE”). Since December 2012, the Company's American Depositary Shares (“ADSs”) have been listed on the NASDAQ Capital Market (“NASDAQ”).

The Company's registered address is at 21 Ha'arba'a St, Tel-Aviv, Israel.

The Company is engaged in the research and development of most of its Drug Candidates and to date has out-licensed only one of its Drug Candidates and granted rights in a specific territory for another Drug Candidate. Accordingly, there is no assurance that the Company’s business will generate positive cash flow. Through June 30, 2016, the Company has an accumulated deficit and its activities have been funded through public and private offerings of the Company's securities.

The Company plans to further fund its future operations through commercialization of its Drug Candidates, out-licensing certain programs and raising additional capital. The Company's current cash resources are not sufficient to complete the research and development of all of the Company's Drug Candidates. Management expects that the Company will incur more losses as it continues to focus its resources on advancing its Drug Candidates based on a prioritized plan that will result in negative cash flows from operating activities. The Company believes its existing capital resources should be sufficient to fund its current and planned operations for at least the next 12 months.

If the Company is unable to commercialize or further out-license its remaining Drug Candidates or obtain future financing, the Company may be forced to delay, reduce the scope of, or eliminate one or more of its research and development programs or commercialization related to the Drug Candidates, any of which may have a material adverse effect on the Company's business, financial condition and results of operations.

b.	Approval of the condensed interim financial statements

These condensed interim financial statements were approved by the Board of Directors on July 25, 2016.

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (continued)

(Unaudited)

NOTE 2- BASIS OF PREPARATION OF THE CONDENSED INTERIM FINANCIAL STATEMENTS:

a.

The Company's condensed interim financial statements for the three and six months ended June 30, 2016 and 2015 (the "Condensed Interim Financial Statements") have been prepared in accordance with International Accounting Standard IAS 34, “Interim Financial Reporting”. These Condensed Interim Financial Statements, which are unaudited, do not include all disclosures necessary for a complete statement of financial position, results of operations, and cash flow in conformity with generally accepted accounting principles. The Condensed Interim Financial Statements should be read in conjunction with the annual financial statements as of December 31, 2015 and for the year then ended and their accompanying notes, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as published by the International Accounting Standards Board (“IASB”). The results of operations for the three and six months ended June 30, 2016 are not necessarily indicative of the results that may be expected for the entire fiscal year or for any other interim period.

The accounting policies applied in the preparation of the Condensed Interim Financial Statements are consistent with those applied in the preparation of the annual financial statements as of December 31, 2015.

b.	New IFRSs not yet in effect, and which the Company did not elect to adopt early, were listed in the 2015 annual financial statements.

NOTE 3- EQUITY:

During the six months period ended June 30, 2016, the Company received notifications of exercise with respect to options that had been issued to director and consultants of the Company. Accordingly, the Company issued 360,000 ordinary shares for approximately $110 thousand.

NOTE 4	SHARE-BASED PAYMENTS:

a.

On April 19, 2016, the Board of Directors of the Company granted 630,000 options to employees and consultants of the Company under the Company’s stock options plan.  The fair value of the options grant on the date of grant was $427 thousand.

Each option is exercisable into one ordinary share at an exercise price of $1.41 per share. The options will vest as follows: for employees and consultants of the Company who had provided services exceeding one year to the Company as of the grant date, the options will vest in 16 equal quarterly installments over a four-year period. For employees and consultants of the Company who had not provided services to the Company exceeding one year as of the grant date, the options will vest as follows: 1/4 of the options will vest one year following the grant

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (continued)

(Unaudited)

NOTE 4- SHARE-BASED PAYMENTS (continued):

date and the rest over the following three years in 12 equal quarterly installments.

The fair value of the options was computed using the binomial model and the underlying data used was mainly the following: price of the Company's ordinary share: $1.41, expected volatility: 53.1%, risk-free interest rate: 1.57% and expected useful life to exercise: 7 years.

The options will be exercisable, either in full or in part, from the vesting date until the end of 7 years from the date of grant.

b.

On June 8, 2016, a general meeting of the Company’s shareholders resolved, subsequent to the approval of the Company’s Board of Directors on April 19, 2016, to allocate an aggregate of 1,500,000 options under the Company’s stock options plan to the Company's directors, including the Company's Chief Executive Officer. The fair value of the options granted to directors, on the date of approval by the general meeting of the Company’s shareholders, was $725 thousand.

Each option is exercisable into one ordinary share at an exercise price of $1.28 per share. The options will vest as follows: for employees and consultants of the Company who had provided services exceeding one year to the Company as of the grant date, the options will vest in 16 equal quarterly installments over a four-year period. For employees and consultants of the Company who had not provided services to the Company exceeding one year as of the grant date, the options will vest as follows: 1/4 of the options will vest one year following the grant date and the rest over the following three years in 12 equal quarterly installments.

The fair value of the options was computed using the binomial model and the underlying data used was mainly the following: price of the Company's ordinary share: $1.08, expected volatility: 52.5%, risk-free interest rate: 1.51% and expected useful life to exercise: 7 years.

The options will be exercisable, either in full or in part, from the vesting date until the end of 7 years from the date of grant.

c.

On June 8, 2016, a general meeting of the Company’s shareholders resolved, subsequent to the approval of the Company’s Board of Directors on April 19, 2016, to approve the acceleration of 150,000 unvested options to the estate of a former external director of the Company. Each option is exercisable into one ordinary share at an exercise price of $1.48 per share and will expire in November 2017.  The allocated expenses, in the amount of $105 thousand were recorded directly to the statement of comprehensive loss under general and administrative expenses.

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (continued)

(Unaudited)

NOTE 5- FINANCIAL INSTRUMENTS:

a.	Fair value hierarchy

The following table presents Company assets and liabilities measured at fair value:

	Level 1	Level 3	Total
	U.S. dollars in thousands
June 30, 2016:
Assets -
Financial assets at fair value through profit or loss	7,542	—	7,542
Liabilities -
Derivative financial instruments	—	522	522
December 31, 2015:
Liabilities -
Derivative financial instruments	—	1,237	1,237

b.	Fair value measurements using significant unobservable input (Level 3)

The following table presents the change in derivative financial liabilities measured at level 3 for the periods ended June 30, 2016 and 2015:

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
	U.S. dollars in thousands
Balance at beginning of the period	1,036	1,877	1,237	2,125
Amounts recognized in profit or loss	(514)	869	(715)	621
Balance at the end of the period	522	2,746	522	2,746

The fair value of the above-mentioned derivative financial instruments that are not traded in an active market is determined by using valuation techniques. The Company uses its judgment to select a variety of methods and make assumptions that are mainly based on market conditions existing at the end of each reporting period.

The fair value of the warrants is computed using the Black and Scholes option pricing model. The fair value of the warrants as of June 30, 2016, is based on the price of an ordinary share on June 30, 2016 and based on the following key parameters: risk-free interest rate of 0.36% and an average standard deviation of 48.14%. The fair value of the warrants as of December 31, 2015, was computed based on the price of an ordinary share on December 31, 2015 and based on the following key parameters: risk-free interest rate of 0.66% and an average standard deviation of 49.55%.

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (continued)

(Unaudited)

c.	The carrying amount of cash and cash equivalents, current and non-current bank deposits, receivables and account payables and accrued expenses approximate their fair values.

NOTE 6 - LOSS PER ORDINARY SHARE:

a. Basic

The basic loss per share is calculated by dividing the comprehensive loss by the weighted average number of ordinary shares in issue during the period.

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015

Comprehensive loss (U.S. dollars in thousands)	6,552	6,596	12,076	11,238
Weighted average number of ordinary shares outstanding during the period (in thousands)	127,344	99,438	127,237	96,574
Basic loss per share (U.S. dollars)	0.05	0.07	0.09	0.12

b. Diluted

The diluted loss per share for the three and six months period ended June 30, 2015 is identical to the basic loss per share since the effect of potential dilutive shares is anti-dilutive. Diluted loss per share is calculated by adjusting the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential ordinary shares, which is calculated using the Treasury Method. The Company has two categories of dilutive potential ordinary shares: warrants issued to investors and options issued to employees and service providers. The effect of options issued to employees and service providers is anti-dilutive.

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Comprehensive loss (U.S. dollars in thousands)	6,552	6,596	12,076	11,238
Adjustment for financial income of warrants	514	—	715	—
Loss used to determine diluted loss per share	7,066	6,596	12,791	11,238
Weighted average number of ordinary shares outstanding during the period (in thousands)	127,344	99,438	127,237	96,574
Adjustment for - Warrants	171	—	13	—
Weighted average number of ordinary shares for diluted loss per share (in thousands)	127,515	99,438	127,250	96,574
Diluted loss per share (U.S. dollars)	0.06	0.07	0.10	0.12